Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference of our report dated October 21, 2021 on the financial statements of Lubbock Energy Partners, LLC as of and for the years ended December 31, 2020 and 2019 in U.S. Energy Corp.’s Registration Statements on Form S-3 (No. 333-248906), Form S-1 (Nos. 333-249738 and 333-220363) and Form S-8 (Nos. 333-108979, 333-166638, 333-180735, 333-183911 and 333-261600), appearing in Form 8-K/A of U.S. Energy Corp., dated March 1, 2022.

/s/ Plante & Moran, PLLC
Denver, Colorado
March 1, 2022